CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 133 to File No. 033-20827; Amendment No. 135 to File No. 811-5518) of The RBB Fund, Inc., of our report dated September 21, 2009, included in The Advisors’ Inner Circle Fund II - Perimeter Small Cap Growth Fund 2009 Annual Report to shareholders.

Ernst & Young, LLP

Philadelphia, Pennsylvania

November 2, 2009